UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                October 7, 2003
                Date of Report (Date of earliest event reported)


                            ALANCO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           Arizona                000-09347                86-0220694
(State or other jurisdiction  (Commission File            (IRS Employer
      of incorporation)            Number)               Identification No.)


                            15575 N 83rd Way, Suite 3
                            Scottsdale, Arizona 85260
               (Address of Principal Executive Offices and Zip Code)


                                 (480) 607-1010
              (Registrant's telephone number, including area code)

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits
     99.1 - Press release dated October 7, 2003, issued by Alanco Technologies, Inc.

                                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned thereunto duly authorized.
                                            ALANCO TECHNOLOGIES, INC.
                                            (Registrant)

                                            /s/ John A. Carlson
                                            John A. Carlson
                                            Executive Vice President and
                                            Chief Financial Officer

                              FOR IMMEDIATE RELEASE

CONTACTS:  Alanco Investor Relations                  Equity Communications
           (480) 607-1010                             Ira Weingarten
           www.alanco.com                             (805) 897-1880
                                                      equity@silcom.com

                            ALANCO TECHNOLOGIES, INC.

                        FY 2003 RESULTS / FY 2004 OUTLOOK


(Scottsdale, AZ - October 7, 2003) - ALANCO TECHNOLOGIES, INC. (NASDAQ: ALAN) today announced results for the Company's fiscal year ended June 30, 2003. Sales increased 38% to $7,417,900, compared to $5,368,200 in the prior fiscal year. The increase was due to additional sales of the RFID Technology business segment, comprised of our "TSI PRISM(TM) Tracking" business that was acquired effective June 1, 2002, with reported sales in the current fiscal year of $3,642,100, an increase of $3,571,800 over the $70,300 reported for the prior year. Data Storage business segment sales decreased 29% to $3,775,800, compared to $5,297,900 in the prior fiscal year.

The Company incurred a net loss attributable to common shareholders in fiscal year 2003 of $2,654,100, or ($0.14) per share, a 56% decrease compared to the prior year's net loss of $6,017,500, or ($0.60) per share. The TSI PRISM Tracking business contributed a loss from continuing operations of $1,033,400 in fiscal year 2003, compared to a loss of $111,400 (representing one month operating results) for the prior fiscal year. The Data Storage business incurred a loss from continuing operations of $535,300, compared to a $2,751,900 loss in the prior year. The prior year loss included an asset impairment charge of $1.4 million.

Fiscal Year 2004 Outlook

Robert R. Kauffman, Chairman and CEO, commented as follows on the Company's outlook for its current fiscal year 2004, which commenced July 1, 2003: "The past fiscal year 2003 marked Alanco's strategic refocus upon the TSI PRISM tracking technology. Following a seven-year, $17 million development effort, TSI PRISM commercialization commenced in late 2001, completing two successful installations by fiscal year end 2003, and developing a rapidly-growing prospective customer list. We had anticipated that TSI PRISM would contribute significantly to revenues and profits in the past fiscal year 2003, which, obviously, did not occur. New contract awards were postponed throughout the year, primarily due to the budgetary crises affecting most of our targeted states. Our prospective new contract list remains intact, but the timeline problem persists: elusive project procurement schedules, and in several situations, simply the normal slow pace of state government procurement."

"However, as we enter the second quarter of fiscal year 2004, we have solid evidence that the TSI PRISM new contract "logjam" is clearing, attributable somewhat to an improved national economy, as well as intensified sales activities. There are currently nine pending TSI PRISM installations (in nine states), totaling about $15.5 million, in advanced stages of contract procurement which are expected to be awarded in fiscal year 2004."

"Our Data Storage business segment is also finally realizing a major turnaround. Results for the first quarter ending September 30, 2003, will be near breakeven, and we anticipate that the Data Storage business segment will be profitable for the full fiscal year."

"Since announcing the TSI PRISM technology acquisition in December, 2001, we have financed our accelerated development of this business segment through new equity funding of over $5.5 million, principally from our directors, officers and major shareholders. Although anticipating additional operating losses through the first half of the current fiscal year 2004, we are highly confident that we can continue to provide the necessary financing to achieve the strategic objective and ultimate potential of our exciting TSI PRISM business opportunity."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is the developer of the TSI PRISM RFID continuous tracking system for the corrections industry, which tracks the location and movement of inmates and officers, resulting in significant prison operating cost reductions and dramatically enhanced officer safety and facility security. Utilizing RFID (Radio Frequency Identification) tracking technology with proprietary software and patented hardware components, TSI PRISM provides real-time inmate and officer identification, location and tracking capabilities both indoors and out. The TSI PRISM system is currently utilized in prisons in Michigan and California, and a new 2,000-bed medium-security prison in Illinois. The Company also participates in the data storage industry through two subsidiary companies:
Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems.

Except for historical information, the statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to, reduced demand for information technology equipment; competitive pricing and difficulty managing product costs; development of new technologies which make the Company's products obsolete; rapid industry changes; failure of an acquired business to further the Company's strategies; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; and the ability to secure and maintain key contracts and relationships.

                                 (table follows)

                              Alanco Technologies, Inc.
                        Consolidated Statement of Operations

                                            For the twelve months ended June 30,
                                                     2003             2002
                                                -------------    -------------
Net Sales                                     $    7,417,900   $    5,368,200
     Cost of Sales                                (4,812,900)      (3,097,600)
                                                -------------    -------------
Gross Profit                                       2,605,000        2,270,600
    Other Expenses                                (5,216,000)      (7,988,900)
                                                -------------    -------------
Loss - Continuing Operations                      (2,611,000)      (5,718,300)
                                                -------------    -------------
Income from Discontinued Operations                    9,200         (292,900)
                                                -------------    -------------
Net Loss                                          (2,601,800)      (6,011,200)
     Preferred Stock Dividends                       (52,300)          (6,300)
                                                -------------    -------------
Net Loss Attributable to Common Stockholders  $   (2,654,100)  $   (6,017,500)
                                                =============    =============
Earnings Per Share - Basic & Diluted
     - Continuing Operations                  $        (0.14)  $        (0.57)
                                                =============    =============
     - Discontinued Operations                $         0.00   $        (0.03)
                                                =============    =============
     - Preferred Stock Dividend                         0.00             0.00
                                                =============    =============
     - Net Loss                               $        (0.14)  $        (0.60)
                                                =============    =============
Weighted Average Common Shares
& Equivalents Outstanding                         18,677,100        9,958,600
                                                =============    =============

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